Exhibit 8.1

September 6, 2006 JPMorgan Chase Bank, National Association c/o Chase Auto Finance Corp. 900 Stewart Avenue Garden City, New York 11530	Mayer, Brown, Rowe & Maw LLP 71 South Wacker Drive Chicago, Illinois 60606-4637 Main Tel (312) 782-0600 Main Fax (312) 701-7711 www.mayerbrownrowe.com

Re:	JPMorgan Chase Bank, National Association

Registration Statement on Form S-3 (No. 333-131760)

Ladies and Gentlemen:

We have acted as special counsel for JPMorgan Chase Bank, National Association, a national banking association (the “Bank”), in connection with (a) the above-captioned registration statement and (b) the offering of notes (the “Notes”) described in the related preliminary prospectus supplement dated September 6, 2006 (the “Preliminary Prospectus Supplement”), and prospectus dated September 6, 2006 (the “Base Prospectus” and together with the Preliminary Prospectus Supplement, the “Preliminary Prospectus”), which have been filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act of 1933, as amended. As described in the Preliminary Prospectus, the Notes will be issued on or about September 13, 2006 by Chase Auto Owner Trust 2006-B (the “Trust”), a trust formed by the Bank pursuant to a trust agreement between the Bank and Wilmington Trust Company, as owner trustee. The Notes will be issued pursuant to an indenture (the “Indenture”) between the Trust and Wells Fargo Bank, N.A., as indenture trustee.

In that connection, we are generally familiar with the proceedings taken or to be taken in connection with the proposed authorization, issuance and sale of the Notes and have examined copies of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including the Preliminary Prospectus, the Trust Agreement and the current draft of the Indenture (including the form of Notes included as exhibits thereto) and other documents prepared in connection with the issuance of the Notes (collectively, the “Operative Documents”).

Berlin Brussels Charlotte Chicago Cologne Frankfurt Houston London Los Angeles New York Palo Alto Paris Washington, D.C.

Independent Mexico City Correspondent: Jauregui, Navarrete y Nader S.C.

Mayer, Brown, Rowe & Maw LLP operates in combination with our associated English limited liability partnership in the offices listed above.

JPMorgan Chase Bank, National Association

September 6, 2006

The opinion set forth herein is based upon the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated and proposed thereunder, current positions of the Internal Revenue Service (the “IRS”) contained in published Revenue Rulings and Revenue Procedures, current administrative positions of the IRS and existing judicial decisions. No tax rulings will be sought from the IRS with respect to any of the matters discussed herein. The statutory provisions, regulations and interpretations on which our opinions are based are subject to change, which changes could apply retroactively. In addition, there can be no assurance that positions contrary to those stated in our opinions may not be taken by the IRS.

Based on the foregoing and assuming that the Operative Documents with respect to the Notes are executed and delivered in substantially the form we have examined and that the transactions contemplated to occur under the transaction documents in fact occur in accordance with the terms thereof, we are of the opinion that the statements, to the extent that they constitute matters of law or legal conclusions with respect thereto relating to federal tax matters, set forth in the Preliminary Prospectus Supplement under the headings “Summary—Tax Status” and “Material Federal Income Tax Consequences” and in the Base Prospectus under “Summary—Tax Status” and “Material Federal Income Tax Consequences”, which statements have been prepared by us, are correct in all material respects, and we hereby confirm and adopt the opinions set forth therein.

We know that we are referred to under the captions referred to above included in the Prospectus, and we hereby consent to the use of our name therein and to use of this opinion for filing of this opinion as Exhibit 8.1 to a Form 8-K filed in connection therewith, without admitting that we are “experts” within the meaning of the Act or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the above-captioned registration statement or the Preliminary Prospectus.

Respectfully submitted,

/s/ Mayer, Brown, Rowe & Maw LLP

MAYER, BROWN, ROWE & MAW LLP